SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: April 16, 2003

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293 (Commission File Number)	43-1309065 (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri (Address of Principal Executive Offices)	63301 (Zip Code)

(636) 946-6525 (Registrant's Telephone Number, Including Area Code)

Item 5.    Other Events

On April 16, 2003, LMI Aerospace, Inc. issued a press release relating to its financial performance during the Fourth Quarter and the year ended December 31, 2002. The text of the announcement is attached hereto as Exhibit 99.1.

Exhibit Number	Description

99.1	Text of Press Release, dated April 16, 2003, issued by LMI Aerospace, Inc.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   April 16, 2003

LMI AEROSPACE, INC.

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release, dated April 16, 2003, issued by LMI Aerospace, Inc.

Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS RESULTS FOR
FOURTH QUARTER AND FULL-YEAR 2002

Goodwill impairment charges and excess costs on new programs affect results

        St. Louis, April 16, 2003 – LMI Aerospace, Inc. (Nasdaq: LMIA) announced today that sales in the fourth quarter of 2002 were $21.9 million, an increase of 36 percent over the same quarter in 2001.

        For the quarter ended December 31, 2002, LMI reported a net loss of ($7.7) million for the quarter or ($0.94) per diluted share, compared to net income of $111,000 or $0.01 per diluted share in the quarter ended December 31, 2001. The Company’s performance for the fourth quarter was negatively impacted by start-up costs related to certain new supply agreements received in 2002 that exceeded the market value of the product in process. The Company has begun negotiations with its customer related to some of these costs but the outcome is uncertain, so no benefit was recorded in 2002. This quarter’s results also include a non-cash charge of $5.1 million for the impairment of goodwill pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles.

        “Our sales gain for the quarter was attributable to our acquisitions in 2002 of Versaform Corporation, which added $3.7 million in sales for the quarter, and Southern Stretch Forming, which added $1.1 million in sales for the quarter, and sales gains at our Tempco subsidiary where sales increased by $1.5 million over the fourth quarter of 2001,” said Ronald Saks, president and CEO of LMI Aerospace.

        LMI reported net sales of $81.3 million for the year ended December 31, 2002, up 14.9 percent from the year ended December 31, 2001. The sales increase was due mainly to the acquisition of Versaform Corporation in 2002 and growth at Tempco Engineering, acquired in 2001. Excluding the acquisitions of 2001 and 2002, sales in 2002 declined 17.2 percent to $50.1 million from $60.5 million in 2001, primarily due to the decline in sales to Boeing.

        LMI reported a net loss in 2002 of ($8.3) million or ($1.03) per diluted share in 2002, compared to net income of $3.0 million in 2001. In addition to the previously discussed goodwill impairment charge and start up costs, the Company incurred a non-cash charge for goodwill impairment in the first quarter of 2002 of $1.1 million for the adoption of SFAS No. 142 related to the acquisitions of Precise Machine in 1998 and U.S. Hayakawa in 1999.

        Gross profit for the fourth quarter of 2002 was $700,000 or 3.3 percent of sales, a decrease from $3.5 million and 21.8 percent in the fourth quarter of 2001. The decrease in gross margin resulted primarily from excess costs incurred on two new programs totaling approximately $3.5 million in the quarter.

        Selling, general, and administrative expenses in the quarter were approximately $1.1 million more than the prior year due primarily to the addition of Versaform. As a percentage of sales, SG&A was 16.9 percent in the quarter, up slightly from 16.1 percent in the year-ago quarter.

        Other Expense in the fourth quarter included a $400,000 charge for a decline in market value of certain available-for-sale securities, which are still owned by the Company. The full year 2002 charge for this decline in market value was $600,000.

        The losses incurred by the Company combined with increases in accounts receivable and inventories caused the Company to borrow $4.4 million on its revolving line of credit. Additionally, the net losses created violations of certain financial covenants with its primary lending institution. The Company obtained a waiver of these violations and negotiated an increase in its revolving line of credit of up to $10.0 million, subject to a borrowing base calculation, and new covenants that better reflect the current outlook for the Company. The Company feels that this financing arrangement is sufficient to support its operations through 2003. The Company also has retained a consultant to assist in reviewing operational performance, primarily in the St. Charles facility, which has been largely responsible for the operating losses for the year.

        Backlog at December 31, 2002, was approximately $72.1 million, up from $58.7 million at the end of the fourth quarter 2001.

        “Several major commercial aerospace customers have adjusted delivery schedules and reduced production rates due to an uncertain economy, international conflict, and a number of airlines operating under protection of bankruptcy laws,” said Saks. “While the Company expects commercial production rates to remain flat for the foreseeable future, it has seen accelerated schedules for transport and military jet customers. In addition, the Company has agreed to a three year extension of an existing contract having an estimated sales volume of $45 million at projected production rates.”

        The new programs that negatively impacted the fourth quarter continue to be detrimental to the Company’s performance. Negotiations related to this program involve the Company’s request for a lump sum settlement of costs incurred and re-pricing of certain components beginning January 1, 2003. Resolution of this negotiation could have a material impact upon the 2003 operating results. Additional information will be provided upon conclusion of these negotiations or release of the Company’s first quarter results.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates twelve manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2003, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.

tables follow . . .

                               LMI Aerospace, Inc.

                 Condensed Consolidated Statements of Operations
             (Amounts in thousands, except share and per share data)
                                   (Unaudited)

                               For the Three Months   For the Twelve Months
                                Ended December 31       Ended December 31
                                2002         2001       2002       2001

Net sales                      $21,828    $16,112      $81,349    $70,823
Cost of sales                   21,099     12,599       69,185     54,809
Gross profit                       729      3,513       12,164     16,014
                               -------    -------      -------    -------
Selling, general,
  and administrative
  expenses                       3,689      2,587       12,931     10,194
Goodwill impairment
  charges                        5,104         -         5,104        -
                               -------    -------      -------    -------
 Income (loss) from
   operations                   (8,064)      926       (5,871)      5,820
 Interest expense                 (477)     (284)      (1,495)       (843)
 Other (expense) income,
   net                            (325)     (304)        (525)       (247)
                               -------    -------      -------    -------
Income (loss) before income
  taxes                         (8,866)       338       (7,891)     4,730
Provision for (benefit
  of) income taxes              (1,160)       227         (691)     1,764
                               -------    -------      -------    -------
 Income (loss) before
  cumulative change in
  accounting principle          (7,706)       111      $(7,200)   $ 2,966
Cumulative effect of
  change in accounting
  principle, net of
  income tax benefit of
  $663 for 2002                     -          -        (1,104)         -
                               -------    -------      -------    -------
Net income (loss)              $(7,706)       111      $(8,304)   $ 2,966
                               =======    =======      =======    =======
Amounts per common
  share:
  Income (loss) before
   cumulative effect of
   change in accounting
   principle                    $(0.94)    $ 0.01       $(0.89)   $  0.37
  Cumulative effect of
   change in accounting
   principle                         -          -        (0.14)         -
                               -------    -------      -------    -------
  Net income (loss)
   per common share             $(0.94)    $ 0.01       $(1.03)   $  0.37
  Net income (loss)
   per common share -
   assuming dilution            $(0.94)    $ 0.01       $(1.03)   $  0.36
Weighted average common
  shares outstanding         8,181,786  8,023,998    8,077,293  8,059,682
                             ---------  ---------    ---------  ---------
Weighted average
  dilutive stock
  options outstanding               -     119,492            -     98,444
                             =========  =========     ========  =========

                               LMI Aerospace, Inc.
                           Consolidated Balance Sheets
             (Amounts in thousands, except share and per share data)

                                                              December 31
                                                         2002            2001
                                             -----------------------------------
   Assets
   Current assets:
     Cash and cash equivalents                       $  1,182        $  4,645
     Investments                                            -             643
     Trade accounts receivable, net
       of allowance of $64 in 2001
       and $334 in 2002                                11,392           6,285
     Inventories                                       25,181          23,045
     Prepaid expenses                                     978             787
     Deferred income taxes                              1,389             886
     Income taxes receivable                            1,501               -
                                             -----------------------------------
   Total current assets                                41,623          36,291

   Property, plant, and equipment, net                 25,986          24,014
   Goodwill                                             5,653           7,420
   Customer intangible assets, net                      4,267              -
   Other assets                                           336             277
                                             -----------------------------------
                                                     $ 77,865        $ 68,002
                                             ===================================

   Liabilities and stockholders' equity
   Current liabilities:
     Accounts payable                                 $ 6,107         $ 3,547
     Accrued expenses                                   2,846           2,659
     Current installments of long-term
       debt and capital lease                           4,616           2,334
       obligations
                                             -----------------------------------
   Total current liabilities                           13,569           8,540
   Long-term debt and capital lease
      obligations, less current
      installments                                     24,621          12,621
   Deferred income taxes                                1,939           1,192
                                             -----------------------------------
   Total long-term liabilities                         16,560          13,813

   Stockholders' equity:
     Common stock of $.02 par value;
        authorized 28,000,000
        shares; 8,734,422 and 8,736,427
        shares issued in
        2001 and 2002, respectively                       175             175
     Preferred stock; authorized
        2,000,000 shares; none issued                       -              -
     Additional paid-in capital                        26,171          26,171
     Treasury stock, at cost, 716,676 and
        554,641 shares in 2001
        and 2002, respectively                         (2,632)         (3,402)
     Accumulated other comprehensive loss                (17)               -
     Retained earnings                                 14,039          22,705
                                             -----------------------------------

   Total stockholders' equity                          37,736          45,649
                                             -----------------------------------
                                                     $ 77,865          68,002
                                             ===================================